Exhibit 5.1

777 South Flagler Drive

Suite 1700 West Tower

West Palm Beach, FL 33401

Tel (561) 835-9600 Fax(561) 835-9602

www.foxrothschild.com

March 29, 2021

PetVivo Holdings, Inc.

5251 Edina Industrial Boulevard

Edina, Minnesota 55439

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to PetVivo Holdings, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended, the following securities: (i) 1,000,000 units (each a “Unit”), each consisting of one share of common stock (each a “Unit Share”) and a warrant to purchase one share of common stock (each a “Public Warrant” and each share of common stock issuable upon exercise of a Public Warrant, a “Public Warrant Share”); (ii) 150,000 shares of common stock and/or warrants to purchase one share of common stock (as applicable, each an “Over-Allotment Share” or “Over-Allotment Warrant” and each share of common stock issuable upon exercise of an Over-Allotment Warrant, an “Over-Allotment Warrant Share”) exercisable at the option of ThinkEquity, a division of Fordham Financial Management, Inc. (the “Representative”) to cover over-allotments, if any; and (iii) 50,000 warrants to purchase one share of common stock (each a “Representative Warrant” and each share of common stock issuable upon exercise of a Representative Warrant, a “Representative Warrant Share”) to be issued to the Representative pursuant to an underwriting agreement entered into by and between the Company and the Representative (the “Underwriting Agreement”). The Units, Unit Shares, Public Warrants, Public Warrant Shares, Over-Allotment Shares, Over-Allotment Warrants, Over-Allotment Warrant Shares, Representative Warrants and Representative Warrant Shares are collectively referred to as the “Securities;” the Public Warrant Shares, Over-Allotment Warrant Shares and Representative Warrant Shares are collectively referred to as the “Warrant Shares;” and the Public Warrants, Over-Allotment Warrants and Representative Warrants are collectively referred to as the “Warrants”.

March 29, 2021

In connection with this opinion, we have examined instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed including (1) the Registration Statement, including the exhibits thereto, (2) the Company’s Articles of Incorporation, as amended to date, (3) the Company’s Bylaws, (4) certain resolutions of the Board of Directors of the Company and (5) such other documents, corporate records, and instruments as we have deemed necessary for purposes of rendering the opinions set forth herein. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (e) the Warrants have been exercised in accordance with their respective terms (including the payment of the exercise price specified therein); and (f) all Securities will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Unit Shares and Over-Allotment Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable; (ii) the Warrants, when executed and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Underwriting Agreement, will be legally binding obligations of the Company enforceable in accordance with their terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants; and (e) we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock; and (iii) the Warrant Shares, when issued and sold by the Company and delivered by the Company upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and the applicable Warrants, will be validly issued, fully paid and non-assessable.

March 29, 2021

We express no opinion as to the laws of any jurisdiction, other than the laws of the States of Nevada and New York and the Federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ FOX ROTHSCHILD LLP